Consent of Independent Registered Public Accounting Firm

Anavex Life Sciences Corp.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 30, 2013, relating to the consolidated financial statements of Anavex Life Sciences Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York
August 6, 2014